AquaBounty Technologies, Inc. Provides Corporate Update
Company Announces Selection of Innovasea as RAS Technology Provider and Provides Update on Planned Third Farm
MAYNARD, Mass., December 9, 2020 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announces the selection of Innovasea as the Recirculating Aquaculture Systems (“RAS”) technology provider for its planned 10,000 metric ton farm (“Farm 3”).
AquaBounty is pleased to announce the selection of Innovasea, a global leader in advanced aquatic solutions for aquaculture, as its RAS technology provider for Farm 3 and plans to leverage Innovasea’s suite of solutions encompassing facility design and equipment supply. Innovasea is a U.S.-based company familiar with U.S. markets and regulations and has been designing and building energy efficient, sustainable water treatment systems for more than 25 years, providing solutions to optimize growing conditions year-round regardless of facility location. Their collaborative approach focuses on meeting the customer’s unique requirements to address their specific needs.
As a further update on Farm 3, the Company continues to make progress on the design and engineering work for the facility, and based on advanced discussions with both its technology provider and engineering firm, the Company now expects the total build cost for Farm 3 will be in the range of $140 to $175 million. The Company continues to expect construction to begin in 2021 and anticipates the farm will be ready to commence commercial production in 2023.
“We are pleased to announce Innovasea as our RAS provider for Farm 3, combining best-in-class technology with our experienced, passionate team,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “Innovasea is a leader in the industry, combining deep expertise in implementation with intelligent, connected RAS technology used in tier-1 installations globally. Leveraging their RAS solutions and our AquAdvantage salmon, we believe we are building a next-generation, highly productive facility that will serve as a model for the industry.”
“In addition, though we previously identified Mayfield, Kentucky as our leading site for Farm 3, our subsequent confirmatory diligence has indicated that an alternate top site may be superior. The Commonwealth of Kentucky has been a tremendous partner in this process, and one of our alternate sites is located there. Our rigorous selection process has allowed us to pursue two additional sites located in the Midwest to ensure we have the optimal location for our farm,” added Wulf.
“Operationally, we continue to execute upon our milestones, and I am proud of the AquaBounty team for the progress they have made in 2020. With conventional salmon harvests on-going and final preparations for the commercial harvest of AquAdvantage salmon underway, I firmly believe we are in a better position than at any time in our corporate history. I look forward to providing our shareholders with updates on a revised Farm 3 location, first harvest of AquAdvantage and more to come in the near-term,” concluded Wulf.

About Innovasea
Fueled by leading-edge technology and a passion for research and development, Innovasea is revolutionizing aquaculture and advancing the science of fish tracking to make our oceans and freshwater ecosystems sustainable for future generations. With 250 employees worldwide, Innovasea provides full end-to-end solutions for fish farming and aquatic species research – including quality equipment that’s efficient and built to last, expert consulting services, and innovative platforms and products that deliver unrivaled data, information and insights.
Learn more at Innovasea.com and follow Innovasea on LinkedIn and Twitter.
About AquaBounty Technologies, Inc.
AquaBounty Technologies, Inc. (Nasdaq: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.
The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty, including the selection of Innovasea as its RAS technology provider, our ability to execute an agreement with Innovasea, expected build costs for Farm 3, the anticipated date for the beginning of construction of Farm 3, and the anticipated date on which Farm 3 will be ready to commence commercial production, the performance of our existing and future facilities, and statements related to our selection of a site for Farm 3, our operational milestones, fish harvests and the timing of future updates. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly those concerning the difficulty associated with estimating build costs and the risks that additional costs could cause our total build cost estimates to be higher than expected, our reliance on third party service providers, our limited experience constructing, ramping up, and managing large, commercial-scale facilities, the effects of the COVID-19 pandemic, and our need for substantial additional capital to fund our business and development of our farms. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078
Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us